Exhibit 99.(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial highlights” in the Prospectus and “Independent registered public accounting firm”, “Arrangements to disclose portfolio holdings to service providers and fiduciaries” and “Financial statements and report of independent registered public accounting firm” in the Statement of Additional Information  and to the use of our report dated November 24, 2015 with respect to Fort Dearborn Income Securities, Inc. for the fiscal year ended September 30, 2015, which is incorporated by reference in Amendment No. 122 to the Registration Statement (Form N-1A Nos. 33-47287 and 811-06637) of The UBS Funds.

/s/ ERNST & YOUNG LLP

New York, New York
May 20, 2016